Exhibit 99.1

For immediate release:
April 22, 2014

Media Contacts:	Investor Contacts:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.y.white@zoetis.com

Zoetis Announces Appointment of Glenn David as Acting Chief Financial Officer
Company Announces Current CFO Rick Passov to Leave at End of April

FLORHAM PARK, N.J. – Zoetis Inc. (NYSE:ZTS) today announced that Glenn David, senior vice president of Finance Operations, has been named acting Chief Financial Officer (CFO), and will assume responsibility for the oversight of the company’s financial management and global operations, effective immediately. David will succeed Executive Vice President and Chief Financial Officer Richard (Rick) Passov, who will be leaving the company at the end of April.
“Glenn is a tenured, well-respected leader in our organization,” said Chief Executive Officer Juan Ramón Alaix. “His deep financial experience and knowledge of the animal health business has been serving Zoetis well, and I have every confidence in his ability to steward our financial operations at this time.” With David in place as acting CFO, reporting to Alaix, the company indicated it will commence a search process among internal and external candidates for the chief financial officer position.

Experienced and Knowledgeable Finance Leader
With more than 20 years of experience in finance and operations – including roles at Pfizer, Bankers Trust, Paine Webber and Credit Suisse – David has played a key role in leading the financial operations for Zoetis since its Initial Public Offering (IPO), including financial planning, analysis and support across its 70 global markets.  Most recently, David has served as senior vice president of Finance Operations for Zoetis, where he had led a team of more than 300 finance professionals and played a critical role in the company’s preparation and execution of its IPO in 2013.

Before the Zoetis IPO, David enjoyed a career in Finance at its former parent company, Pfizer. He served in various financial roles at Pfizer, including vice president of Global Finance for Pfizer Animal Health and vice president of Finance for the U.S. Primary Care franchise. David also played important financial roles in Pfizer’s integrations of the Pharmacia, Wyeth and King Pharmaceuticals’ acquisitions.

Prior to joining Pfizer in 1999, David gained valuable financial experience at Bankers Trust, Paine Webber and Credit Suisse. He graduated magna cum laude with a bachelor’s degree in Finance from Binghamton University, and earned his MBA in Finance/Information Technology from New York University.

In speaking of Passov, Alaix said, “Rick was an important member of the senior team at Zoetis, particularly during our launch as a publicly held company. He helped lay the foundation for the long-term strength and vitality of our organization and importantly, assembled a world-class financial team that will carry on with his departure. We expect Rick to provide transitional support, as needed, in the coming months, and we wish him well in his next chapter.”

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services.  In 2013, the company generated annual revenue of $4.6 billion. With approximately 9,800 employees worldwide at the beginning of 2014, Zoetis has a local presence in approximately 70 countries, including 28 manufacturing facilities in 11 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries.  For more information, visit www.zoetis.com.

DISCLOSURE NOTICES

Forward-Looking Statements:  This press release contains forward-looking statements with respect to the timing of Mr. Passov’s departure, the anticipated search process, and the expectation that Mr. Passov will provide transitional assistance.  Each forward-looking statement in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statement. Applicable risks and uncertainties include, among others, decisions made by Mr. Passov and the risks identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” as well as elsewhere in our Annual Report and in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our web site at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

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